Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER ANNOUNCES COMPLETION OF ITS CASH

OFFER FOR 5.0% CONVERTIBLE NOTES DUE 2010

Boston, Massachusetts – February 21, 2007 – American Tower Corporation (NYSE: AMT) (the “Company”) today announced it has completed the cash tender offer for its 5.0% Convertible Notes due 2010 (the “Notes”). The note holders’ option to surrender their Notes for repurchase by the Company expired at 5:00 p.m., New York City time, on February 20, 2007.

The Company has been advised by the depositary, The Bank of New York Trust Company, N.A., that $192,505,000 in aggregate principal amount of Notes (approximately 76% of the $252,188,000 outstanding principal amount) was validly surrendered for repurchase and not withdrawn (excluding any additional Notes tendered pursuant to guaranteed delivery procedures). The repurchase price for the Notes was $1,000 per $1,000 principal amount, plus accrued and unpaid interest up to but excluding February 20, 2007. The aggregate repurchase price for all Notes validly surrendered for repurchase and not withdrawn is approximately $192.6 million. Payment for the Notes will be made with cash on hand and proceeds from borrowings under the Company’s credit facilities.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites in the United States, Mexico and Brazil. American Tower owns and operates over 22,000 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

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